Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Sionix Corporation

We consent to the use in this Registration Statement on Form S-1 of our report dated January 4, 2011, relating to our audit of the financial statements of Sionix Corporation for the years ended September 30, 2010 and 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about Sionix Corporation’s ability to continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Kabani & Company

Los Angeles, California March 9, 2011